LEMAITRE VASCULAR APPOINTS JOHN J. O'CONNOR TO ITS BOARD OF DIRECTORS

LeMaitre Vascular, Inc. (Nasdaq: LMAT) today announced that John J. O'Connor has been appointed to its Board of Directors. Prior to his retirement in 2006, O'Connor was vice chairman of services for PricewaterhouseCoopers LLP (PwC) and served as partner at the firm for 24 years. Mr. O'Connor will serve as a Class III director, standing for election at the next annual meeting of the company's shareholders, and will also serve as Chair of the company's Audit Committee.

"We are delighted to welcome someone of John's stature and talent to our Board," said George W. LeMaitre, Chairman and CEO, who added "John's financial and strategic acumen is an ideal complement to the skills of our other Board members."

As vice chairman of services at PwC, O'Connor was responsible for the firm's audit, tax and advisory lines of service, which at the time had combined revenue of approximately $7 billion and employed approximately 28,000 people. In addition to providing leadership to the lines of service, he was responsible for marketing, finance and operations. O'Connor also oversaw the firm's Center for Advanced Research and led the development of the Future of PwC, a long term strategy initiative to explore the economic, global and demographic trends that impact PwC clients and business. O'Connor previously served as the leader of the U.S. audit practice, and before that as the managing partner of the firm's Boston office. He is a graduate of Suffolk University and has attended the Harvard Business School's Leadership in Professional Service Firms program and the executive M.B.A. program at the Amos Tuck School at Dartmouth College.

LeMaitre Vascular expects that the appointment of Mr. O'Connor to its Board of Directors and Audit Committee will cause it to regain compliance with the Marketplace Rules of The Nasdaq Stock Market, which require that a majority of the Company's Board of Directors be independent and that the Company's Audit Committee be composed of three or more independent directors. The appointment of Mr. O'Connor falls within Nasdaq's permitted cure period for such matters.

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures, and markets medical devices for the treatment of peripheral vascular disease. The company's principal executive offices are located at 63 Second Avenue, Burlington, Massachusetts 01803.

Certain statements set forth above that are not clearly historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company's anticipation that it will regain compliance with Nasdaq Marketplace Rules. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge, these forward-looking statements are neither promises nor guarantees. The forward-looking statements made in this release are made only as of the date hereof, and the Company disclaims any intention or responsibility for updating predictions or expectations contained in this release.

CONTACT:
Aaron Grossman
Office: 781.221.2266
Investor Relations
LeMaitre Vascular, Inc.

SOURCE:
LeMaitre Vascular, Inc.